SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           ---------------------------


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         EAST/WEST COMMUNICATIONS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

      Delaware                                         13-3964837
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)


350 Stuyvesant Avenue, Rye, New York                     10580
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(Address of Principal Executive Offices)               (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box./ /

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. /X/


Securities   Act   registration   statement  file  number  to  which  this  form
relates:333-41007
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Securities to be registered pursuant to Section 12(b) of the Act:



        Title of each class                    Name of Each Exchange on Which
        to be so registered                    Each Class is to be Registered
        -------------------                    ------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                              CLASS A COMMON STOCK
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                                (Title of Class)


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                                (Title of Class)

ITEM 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED.


CLASS A COMMON STOCK

         The authorized capital stock of the Company consists of 3,600,000 shares of Class A Common Stock and 16,000,000 shares of Class B Common Stock. In connection with the distribution by means of a spin-off (the "Spin Off") of the shares of Class A Common Stock of the Company owned by Lynch Corporation
("Lynch"), 355,150 shares of Class A Common Stock were transferred to Gabelli Funds, Inc. and 1,417,048 shares were transferred to shareholders of Lynch Corporation.

         The holders of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding.

Voting Rights

         Collectively, the shares of Class A Common Stock represent not more than 49.9% of the Company's voting interest, with each share of Class A Common Stock issued and outstanding having one vote per share (subject to downward adjustment if necessary to comply with the 49.9% maximum class vote) on all matters except the election of directors or as otherwise provided by law. The holders of the Class A Common Stock as a class are be entitled to elect members to the Company's Board of Directors (the "Class A Directors") who collectively will represent two of the five votes of the Company's Board of Directors. The holders of the Class A Common Stock will elect two Class A Directors who will have one vote each.

Redemption By the Company

         If a holder of Class A Common Stock acquires additional shares of Class A Common Stock or otherwise is attributed with ownership of such shares that would cause the Company to violate the Entrepreneurs Requirements or the Foreign Ownership Restrictions (collectively, "FCC Violations"), the Company, at its option, may redeem that number of such shares necessary to eliminate the FCC Violation at a redemption price equal to (i) 75% of the fair market value of such shares where such holder caused the FCC Violation or (ii) 100% of the fair market value where the FCC Violation was caused by no fault of the holder.

Dividend Policy

         The Company has never declared or paid any cash dividends on its Class A Common Stock, and does not expect to pay cash dividends on its Class A Common Stock in the foreseeable future. To the extent the Company obtains financing in the future, such funding sources may prohibit the payment of dividends. The Company currently intends to retain its earnings, if any, for use in its business.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Class A Common Stock is ChaseMellon Shareholder Services.

ITEM 2.           EXHIBITS.

                  *1.      Articles of Incorporation

                  *2.      By-laws


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* Previously filed with the Company's  Registration  Statement on Form S-1 filed
November 25, 1997.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  April 29, 1998                  EAST/WEST COMMUNICATIONS, INC.



                                        By:  /S/ Victoria G. Kane
                                             ----------------------------------
                                        Name:  Victoria G. Kane
                                        Title: Chairman of the Board
                                               and Chief Executive Officer

                                  EXHIBIT LIST



                  *1.      Articles of Incorporation

                  *2.      By-laws


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* Previously filed with the Company's  Registration  Statement on Form S-1 filed
November 25, 1997.

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